As filed with the Securities and Exchange Commission on May __, 2000,

                      Registration Statement No. 333-______
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                            VIDKID DISTRIBUTION, INC.
                 (Name of Small Business Issuer in its Charter)
                            ------------------------

FLORIDA                                 7812                          65-0810941
(State or jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Number) Identification No.)

                            ------------------------
                             4950 West Prospect Road
                         Fort Lauderdale, Florida 33309
                                 (954) 745-0077
          (Address and telephone number of principal executive offices)

                            ------------------------
                           Steven Adelstein, President
                            Vidkid Distribution, Inc.
                             4950 West Prospect Road
                         Fort Lauderdale, Florida 33309
                                 (954) 745-0077
            (Name, address and telephone number of agent for service)

                            ------------------------
                                   Copies to:
                            James M. Schneider, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

Title of Each          Amount
Class of Securities    To Be        Offering Price                  Registration
To Be Registered       Registered   Per Security    Offering Price      Fee

--------------------------------------------------------------------------------

Common Stock, $.005

PAR VALUE            3,052,840(1)    $.30(2)        $915,852.00          $241.78
--------------------------------------------------------------------------------

Total Amount Due                                                         $241.78

     (1) Shares of common stock of the registrant being distributed to shareholders of Realm Production and Entertainment, Inc.

     (2) Based upon discount market value as of September 29, 1999, of the common stock of Realm Production and Entertainment, Inc., solely for the purpose of calculating the registration fee pursuant to Rule 457 (f)(1) of the Securities Act of 1933, as amended.

     The registrant will amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting under Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED MAY ___, 2000

                                   PROSPECTUS

                            VIDKID DISTRIBUTION, INC.

                            Dividend Distribution of

                        3,052,840 SHARES OF COMMON STOCK

                               -------------------


     To the shareholders of emailthatpays.com, Inc. (formerly Realm Production and Entertainment, Inc.) of record on September 29, 1999.

         On the basis of one Vidkid share of common stock for each emailthatpays share of common stock.

                              --------------------

         The Vidkid shares involve a high degree of risk. You should consider carefully the information contained in the section entitled "Risk Factors" beginning on page 7.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.











                  The date of this Prospectus is May __, 2000.

         INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED OR WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                                TABLE OF CONTENTS

                                                                           PAGE

Where You Can Find More Information ..........................................
Cautionary Statements ........................................................
Summary.......................................................................
Risk Factors..................................................................
The Distribution..............................................................
Federal Income Tax Consequences...............................................
Dividend Policy...............................................................
Capitalization................................................................
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations...................................................
Business......................................................................
Management....................................................................
Certain Transactions..........................................................
Principal Shareholders........................................................
Description of Securities.....................................................
Certain Market Information....................................................
Legal Matters.................................................................
Experts.......................................................................
Index to Financial Statements.................................................

                       WHERE YOU CAN FIND MORE INFORMATION

     Vidkid Distribution, Inc. filed with the Securities and Exchange Commission a registration statement on Form SB-2 to register the shares of Vidkid common stock to be distributed to the emailthatpays shareholders.

     The registration statement and the exhibits and schedules may be inspected and copied (at prescribed rates) at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the public reference rooms in other locations. Also, you can review this information at the Commission's Electronic Data Gathering Analysis and Retrieval System (EDGAR), which is available to the public through the COMMISSION'S WEB SITE: HTTP://WWW.SEC.GOV.

     This prospectus does not contain all of the information set forth in the registration statement and exhibits. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement being qualified in its entirety by such reference. Vidkid will provide without charge to each person who receives this prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) by contacting Vidkid at 4950 West Prospect Road, Fort Lauderdale, Florida 33309, Attention: Steven Adelstein, telephone: (954) 745-0077.

     Vidkid has not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of _____________, 2000.

                              CAUTIONARY STATEMENTS

     This prospectus contains statements relating to future results of Vidkid (including certain projections and business trends) that are "forward-looking statements". Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, integration of acquisitions and competitive pricing pressures.

     To avoid confusion, "Vidkid", "we" or "us" means Vidkid Distribution, Inc. and "emailthatpays" means emailthatpays.com, Inc.

     The purpose of this distribution is to make Vidkid a public company and to allow emailthatpays to pursue a different business purpose than the business of Vidkid. Each shareholder of emailthatpays will receive one share of Vidkid, on a share-for-share basis. In other words, for each share of emailthatpays common stock held, the holder will receive one share of Vidkid common stock. Emailthatpays will not receive any consideration from the recipients of the Vidkid common stock. The distribution will occur on or about _______________, 2000. The distribution of Vidkid shares may be taxable as ordinary income. To review the tax consequences in more detail, see "Federal Income Tax Consequences". The actual trading value of the Vidkid common stock is unclear, and will depend on many factors. Until an ordinary trading market develops, the market price for Vidkid common stock may fluctuate significantly. We recommend that you obtain current market quotations prior to deciding whether to invest in Vidkid common stock.

     If you were a record owner of the Vidkid common stock as of the record date (September 29, 1999), your Vidkid common stock will be registered in book-entry form in the records of Vidkid's transfer agent. After the distribution, Vidkid will deliver certificates to you, upon your written request. If you own your emailthatpays common stock in street name, your Vidkid common stock will be credited to your brokerage account. Contact your broker for more information.

     We expect that public trading in the Vidkid common stock to begin on the Over-the-counter Bulletin Board shortly following the distribution, but cannot assure you that a public market will develop.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, PAYING PARTICULAR ATTENTION TO THE SECTION ENTITLED RISK FACTORS AND THE CONSOLIDATED FINANCIAL STATEMENTS.

         Vidkid is engaged in the business of:

         * Developing and producing children's made-for-television movies and series;

         *    Marketing and sales of various children's programming; and

         *    providing video and post-production and distribution services.

         Currently, Vidkid generates revenues from the programs it distributes primarily through the following channels:

         * television markets, including network, syndicated and cable, both in the United States and abroad; and

         *    non-television markets, including videocassette sales and rentals.

         Vidkid owns worldwide broadcast and video distribution rights to 130 color episodes of The New Howdy Doody Show, a popular children's show produced in the 1970's (the "Library"). Vidkid's marketing strategy is to leverage the Howdy Doody name to establish video sales revenues, television exposure and to enhance its brand within the broadcast industry.

         Vidkid's executive offices are located at 4950 West Prospect Road, Fort Lauderdale, Florida 33309, and its telephone number is (954) 745-0077.

                             SUMMARY FINANCIAL DATA

         The following summary of our financial information has been derived from our consolidated financial statements that are included in this prospectus. See "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                         YEAR ENDED DECEMBER 31

                                  1999                                   1998
                                  ----                                   ----

Revenues                     $   1,103,553                        $    358,597

Operating expenses           $   1,760,517                        $    830,266

Net loss                     $    (159,088)                       $   (601,270)

Net loss per share           $        (.05)                       $       (.20)


                                                               DECEMBER 31, 1999

Current assets                                                    $      84,356
Current liabilities                                               $     660,056
Working capital deficit                                           $    (575,700)
Total assets                                                      $   2,121,024
Long-term debt                                                    $     114,307
Shareholder's equity (deficit)                                    $   1,346,661

                                  DISTRIBUTION



         Emailthatpays will distribute 3,052,840 Vidkid shares to its shareholders on a one-for-one share basis; each emailthatpays shareholder will receive one share of Vidkid common stock for each emailthatpays share held. The Vidkid shares will represent approximately 69% of the outstanding Vidkid common stock. Emailthatpays will own no Vidkid shares after the distribution. The shareholders of emailthatpays will pay no consideration nor will they be able to surrender or exchange shares of Vidkid common stock or take any other action to receive shares of common stock in the distribution. Emailthatpays will not receive any cash or other proceeds in connection with the distribution.

         The record date for the distribution is the close of business on September 29, 1999. The distribution is expected to occur at the close of business on or about _____________, 2000. At this time, the distribution agent will begin mailing account statements reflecting ownership of shares of Vidkid common stock to holders of emailthatpays as of the close of business on the record date.

         Stock certificates of affiliates of emailthatpays and Vidkid, their officers, directors and principal shareholders, will be legended in order to reflect restrictions on disposition required by securities laws, and appropriate stop-transfer instructions will be noted in respect to the shares with Vidkid's transfer agent, StockTrans, Inc., 7 East Lancaster Avenue, Ardmore, PA 19003-2318. Distribution of the Vidkid shares will not be registered under the state securities laws of any jurisdiction in which the distribution is being made pursuant to exemptions provided under such laws. Shareholders of emailthatpays receiving Vidkid shares who wish to make a later disposition of these shares and their broker-dealers will be required to establish the existence of a secondary trading exemption under the applicable state securities laws prior to any such disposition. We recommend that shareholders of emailthatpays provide these broker-dealers with a copy of this prospectus in conjunction with any contemplated sale of Vidkid shares. Neither Vidkid nor emailthatpays can offer any assurance that an active market for the Vidkid shares will develop at the conclusion of the distribution.

         Emailthatpays is effecting the proposed distribution in order to be able to create a more direct benefit to its shareholders in the event it is successful in implementing its business plan of developing and distributing intellectual properties. Emailthatpays has also recently shifted its business focus to Internet-related operations, and believes that its shareholders and Vidkid's shareholders will derive more benefit from the newly-created, streamlined business entities. In the opinion of emailthatpays and Vidkid, a significant portion of the development efforts of Vidkid have been accomplished, and Vidkid has developed appropriate guidelines and procedures for the establishment and operation of its television production and other entertainment lines of business.

         A copy of this prospectus is being mailed to each emailthatpays shareholder of record as of the record date. The Vidkid shares will be distributed to the shareholders of emailthatpays as soon as practicable following the effective date of the registration statement of which this prospectus is a part, but in any event not later than 60 days from that date.

                              FEDERAL INCOME TAXES

         Neither emailthatpays nor Vidkid has requested a ruling from the Internal Revenue Service regarding whether the distribution of the shares will result in a taxable gain or income to the recipients of the shares. Emailthatpays and Vidkid believe the distribution will be a taxable event to emailthatpays' shareholders.

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE YOU DECIDE TO INVEST IN OUR COMMON STOCK. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATION COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. ANY OF THESE RISKS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE A HISTORY OF LOSSES DUE TO COST OF SALES AND OPERATING EXPENSES EXCEEDING REVENUES. IF WE DO NOT DEVELOP PROFITABLE OPERATIONS, WE WILL NEED TO TERMINATE OUR OPERATIONS. AS A RESULT, INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT.

         We have a history of operating losses. Losses have totaled:

         *        $159,088 for the year ended December 31, 1999.

         *        $601,270 for the fiscal year ended December 31, 1988.

         At December 31, 1999, we had a total deficit since organization of $1,450,980 and a working capital deficit of $575,700.

         We have only a limited history of operating our video production and distribution business. We may not be able to reduce our losses or operate profitably. Investors must understand that our production projects and facilities may not ever generate sufficient revenues.

         As a result of these conditions, our independent certified public accountants included an explanatory paragraph in their report dated March 6, 2000. Their report indicated that these conditions raised substantial doubt about our ability to continue as a going concern.

THE LOSS OF STEVEN ADELSTEIN OR GUS GUILBERT, JR. COULD ADVERSELY AFFECT OUR BUSINESS.

         Our continued success will depend to a large extent on the efforts and abilities of Steven Adelstein, our chairman of the board and president and Gus Guilbert, our executive vice president and director. The loss of either of these individuals could have a material adverse effect on our business.

ENTERTAINMENT INDUSTRY

         The production and distribution of entertainment intellectual properties, including television programs, music or other properties, involves a substantial degree of risk. The success of an entertainment property depends upon subjective factors, such as the personal tastes of the public and critics and available alternative forms of entertainment. These factors do not necessarily bear a direct correlation to the costs of production and distribution. There is a risk that some or all of our projects will not be successful, resulting in costs not being recouped and losses being incurred.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

         The children's programming and music markets are in general rapidly evolving, intensely competitive and have increasingly fewer barriers to entry. We expect competition to intensify in the future. We compete for the services of actors, creative and technical personnel, creative material and in the case of television programming, for a limited number of time slots. Many of our competitors, including major television networks, have significantly greater financial, technical, distribution, marketing and other resources and have greater name recognition. These competitors may be able to adapt more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, and adopt more aggressive pricing policies. We may not be able to compete effectively with current or future competitors.

LABOR FACTORS IN THE ENTERTAINMENT INDUSTRY MAY SUBSTANTIALLY AFFECT OUR OPERATIONS

         We are aware that the cost of producing and distributing entertainment programming has increased substantially in recent years. This is due, among other things, to the increasing demands of creative talent as well as industry-wide collective bargaining agreements. Many of the script writers, performers, directors and technical personnel in the entertainment industry who will be involved in our productions are members are guilds or unions that bargain collectively on an industry-wide basis. We have found that actions by these guilds or unions can result in increased costs of production and can occasionally disrupt production operations.

WE MAY HAVE DIFFICULTY IN OBTAINING PRODUCTION FINANCING AND THE TERMS OF SUCH FINANCING MAY GREATLY AFFECT THE PROFITABILITY OF OUR PROJECTS

         Our limited financial resources may require, as to any of our production projects, that we obtain a portion of our production financing from third parties. This is a common practice in the entertainment industry. In order to obtain financing for television production, we may be required to forgo not only a degree of control over production, but also a share of the profits that could be derived from a production. This could well result in our receiving lower revenues in the event we have any successful productions. In addition, we cannot assure you that Vidkid will be able to obtain financing or be able to interest third parties in funding our projects. However, even if we are successful in obtaining third party financing for our projects, the terms available may not provide us with a sufficient level of revenues from our projects.

BECAUSE WE ARE A SMALL COMPANY WITH LIMITED FINANCIAL RESOURCES AND RECOGNITION IN THE ENTERTAINMENT INDUSTRY, WE WILL PROBABLY EXPERIENCE PROBLEMS IN MARKETING OUR PROJECTS

         We expect to have difficulty developing market acceptance for our existing and proposed projects and television productions. We will have to make major efforts in marketing our productions which will require significant expenditures to inform potential sponsors of the benefits of our projects and for us to achieve name recognition. We cannot assure you that Vidkid will be able to penetrate existing markets on a wide scale basis or position our products to appeal to the educational or children's markets. In addition, we will need to rely on arrangements with distributors and other strategic partners for the marketing of our projects. Given these obstacles, we cannot assure you that we will be able to successfully market our products and that any of our projects will produce revenues that make our projects worthwhile.

WE ARE DEPENDENT ON A LIMITED NUMBER OF PROJECTS WHICH MAKES US MORE VULNERABLE IF THESE PROJECTS ARE NOT SUCCESSFUL

         Vidkid is dependent on a limited number of projects that are expected to represent a substantial percentage of future revenues in the immediate years to come. If any major project is not successful, this will likely have a material negative effect on our operating results and financial condition since we are able to undertake only a limited number of projects at a given time. In addition, if we are unsuccessful in the initial projects, it will make it more difficult for us to obtain financing or to successfully market additional projects in years to come. We cannot assure you that any of our current projects will be successful and that they will generate sufficient revenues to make us profitable.

IT IS DIFFICULT TO GAGE THE PERSONAL TASTE OF THE PUBLIC AND CRITICS WHO MAKE IT DIFFICULT TO DETERMINE WHICH PROJECTS TO UNDERTAKE.

         The production and distribution of films and television programs is highly risky because of the difficulty of projecting public acceptance of the projects. The success of an individual feature film or television program depends on many subjective factors such as the personal taste of the public and critics and what forms of entertainment are currently in vogue. The success of a project is not always the result of the cost of production and distribution arrangements. Consequently, it is extremely difficult to evaluate whether any projects will be successful. Investors in the Company need to realize that several of our projects will not be successful which will result in costs not being recouped and losses being incurred.

FINANCIAL INTEREST AND SYNDICATION RULES.

         The Federal Communications Commission repealed its financial interest and syndication rules, effective as of September 21, 1995. Those rules, which were adopted in 1970 to limit television network control over television programming and thereby foster the development of diverse programming sources, had restricted the ability of the three established, major U.S. television networks (i.e., ABC, CBS and NBC) to own and syndicate television programming. We believe that there has been an increase in in-house productions of programming for the networks' own use and potentially a decrease of programming from independent suppliers such as us.

LOCAL CONTENT AND QUOTA REQUIREMENTS.

         Our television programming may be subject to local content and quota requirements, and/or other limitations, in international markets which prohibit or limit the amount of programming produced outside of the local market. Such restrictions, or new or different restrictions, could have an adverse impact on our operations in the future should we be unable to perform under those requirements or limitations.

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND THE MARKET PRICE OF THE SHARES MAY FLUCTUATE.

         There has been no market for our common stock prior to this offering. At best, only a limited market is expected to develop for our common stock. Because of this limited market, the price of our common stock after the distribution may fluctuate widely. We expect our common stock to be traded on the Over-the-counter Bulletin Board and we cannot guarantee that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

WE COULD HINDER OR PREVENT A CHANGE IN CONTROL BY ISSUING PREFERRED STOCK.

         Our certificate of incorporation authorizes the issuance of "blank check" preferred stock by our board of directors. If issued, the preferred stock could adversely affect the voting power or other rights of our stockholders or be used, to discourage, delay or prevent a change in control, which could have the effect of discouraging bids for us and prevent stockholders from receiving maximum value for their shares. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

DISTRIBUTION OF SHARES TO BE A TAXABLE EVENT

         Neither emailthatpays nor Vidkid has requested a ruling from the Internal Revenue Service to the effect that the distribution of the shares will or will not result in taxable gain or income to the shareholders of emailthatpays and will be taxed as a dividend for federal income tax purposes. Consequently, non-corporate shareholders could be required to report taxable income or gain based on the fair market value of the shares on the date of distribution. Since an active trading market for the shares may not develop which could provide shareholders with a sufficient degree of liquidity, it is possible that shareholders may not be able to sell their shares readily in order to offset any potential tax liability as a result of the distribution.

BECAUSE OF THE PENNY STOCK RULES, IT MAY BECOME DIFFICULT TO SELL YOUR SHARES

         We expect to include our shares on the OTC Bulletin Board. For the immediate future, our shares will become subject to the penny stock rules under the Securities Exchange Act of 1934. We will continue to be subject to these rules until the price of our stock exceeds $5.00, or we maintain minimum tangible net worth of at least $2 million or average revenues of $6,000,000.

         The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission prior to a transaction in a penny stock. This document provides information about penny stocks and the risks in the penny stock market. The broker-dealers must also provide the customer the following:

         *     current bid and offer quotations for the penny stock,

         * the compensation of the broker-dealer and its salesperson in the transaction, and

         * monthly account statements showing the market value of each penny stock held in the customer's account.

         The broker dealer must give the quotations and compensation information to the customer, orally or in writing, prior to completing the transaction. They must give this information to the customer, in writing, before or with the customer's confirmation.

         In addition, the penny stock rules require that, prior to a transaction in a penny stock, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser. The broker and/or dealer must receive the purchaser's written agreement to the transaction. These disclosure requirements may reduce the level of purchases in our common stock and trading activity in the secondary market for Vidkid's common stock. If our common stock becomes subject to the penny stock rules, it will be more difficult for you to sell the common stock. This may reduce the value of your shares.

                           FORWARD-LOOKING STATEMENTS


         Some of the statements contained in this prospectus are forward-looking and may involve a number of risks and uncertainties. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. We caution you that these forward-looking statements are only predictions. We cannot assure you that the future results predicted, whether expressed or implied, will be achieved. The forward-looking statements are based on current expectations, and we are not obligated to update this information.

                                THE DISTRIBUTION

SECURITIES TO BE DISTRIBUTED

         Emailthatpays will distribute to its shareholders 3,052,840 shares of Vidkid common stock.

         The Vidkid shares will represent approximately 69% of the outstanding Vidkid common stock. After the distribution, emailthatpays will own no shares of Vidkid common stock.

         No consideration will be paid by shareholders of emailthatpays nor will they be required to surrender or exchange shares of emailthatpays common stock or take any other action to receive shares of Vidkid common stock in the distribution.

DISTRIBUTION RATIO; FRACTIONAL SHARES

         One share of Vidkid common stock for every one share of emailthatpays common stock.

RECORD DATE

         The record date for the distribution is the close of business on September 29, 1999.

DISTRIBUTION DATE

         The  distribution  is expected to occur at the close of business on the distribution date, i.e., on or about ___________, 2000. On or about the distribution date, the distribution agent will commence mailing account statement reflecting ownership of shares of Vidkid common stock to holders of emailthatpays common stock as of the close of business on the record date.

DISTRIBUTION AGENT; TRANSFER AGENT AND REGISTRAR; WARRANT AGENT

         StockTrans, Inc. will initially serve not only as the distribution agent for the distribution; but also the transfer agent and registrar for the Vidkid common stock. The address of StockTrans, Inc. is 7 East Lancaster Avenue, Ardmore, PA 19003-2318, and its telephone number is (610) 649-7300.

POSSIBLE STATE RESTRICTIONS ON SALES OF THE VIDKID'S COMMON STOCK

         The distribution of the common stock of Vidkid and subsequent resales by Vidkid shareholders will be required to be undertaken in compliance with the laws of each jurisdiction in which these shareholders reside. Distribution of the Vidkid shares will not be registered under the state securities laws of any jurisdiction in which the distribution is being made pursuant to exemptions provided under these laws. Shareholders receiving shares and desiring to resell or otherwise dispose of the shares and their broker-dealers will be required to establish the existence of a secondary trading exemption under the applicable state securities laws prior to any such disposition. We recommend that shareholders provide these broker-dealers with a copy of this prospectus in conjunction with any contemplated sale of shares.

                         FEDERAL INCOME TAX CONSEQUENCES

         Management of Vidkid and emailthatpays believe that, although the distribution of Vidkid's shares is referred to as a "spin-off" under federal securities laws, for federal income tax purposes it will be taxed as a dividend in accordance with Section 301 of the Internal Revenue Code (the "Code"). Thus, non-corporate shareholders could be required to report taxable gain or income based on the fair market value of the Vidkid shares on the date of distribution and corporate shareholders could be required to report taxable gain or income based on the lesser of the fair market value or the adjusted basis of the Vidkid shares on the date of the distribution. Since Vidkid will have minimal tangible assets and limited existing operations on the date of distribution, management believes that the fair market value of the shares on the record date will be limited for federal income tax purposes. Each shareholder may be required to report his or her allocable share of the fair market value as a taxable dividend. The shareholders' basis in Vidkid shares received will be the taxable dividend realized on the distribution.

                                 DIVIDEND POLICY

         We expect to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                                 CAPITALIZATION

         The following table sets forth our capitalization at December 31, 1999. Our capitalization will not be modified as a result of the distribution.

         This table sets forth Vidkid's debt and equity capitalization as of December 31, 1999 on a historical basis and excludes 375,000 shares reserved for issuance upon exercise of immediately exercisable warrants to purchase common stock at December 31, 1999. The information in the table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the consolidated financial statements and notes included elsewhere in this prospectus.

                                                               DECEMBER 31, 1999

         SHORT-TERM DEBT:                                       $       146,470
                                                                 ---------------
         LONG-TERM DEBT:                                        $       114,307
                                                                 ---------------
         Shareholders' equity:
              Common stock, $.005 par value;
              10,000,000 shares authorized; 4,434,420

              shares issued and outstanding                     $        22,168
         Preferred stock, $.005 par value;
              1,000,000 shares authorized;

              no shares issued and outstanding                                0
         Additional paid-in capital                                   2,775,473
         ACCUMULATED DEFICIT                                         (1,450,980)
                                                                ----------------
         TOTAL SHAREHOLDERS' EQUITY                                    1,346,661
                                                                ----------------

         TOTAL CAPITALIZATION                                   $     1,607,438
                                                                ================


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following  analysis of the  consolidated  results of operations and
financial   condition  of  Vidkid  should  be  read  in  conjunction   with  the
consolidated financial statements included elsewhere in this prospectus.

RESULTS OF OPERATIONS

         Vidkid was formed in July 1997 and is engaged in the development and production of children's made for television movies and series, the marketing and sale of various children's programming and providing video and post-production and distribution services to third parties. Vidkid acquired the 130 color episode library of "The New Howdy Doody Show" during February 1998. Through September 1999, Vidkid operated as a wholly-owned subsidiary of Realm Production and Entertainment, Inc. On September 29, 1999, emailthatpays commenced the spin-off of its entertainment assets, including 80% of BRT Video, Inc., a television studio and editing facility, by contributing these assets and all liabilities to Vidkid.

         The spin-off will be effected by a distribution to emailthatpays' shareholders of record at the close of business on September 29, 1999. For each share of emailthatpays common stock held on the record date, the holder will receive one share of Vidkid common stock. Accordingly, 3,052,840 shares of Vidkid's common stock are to be issued to emailthatpays shareholders. The spin-off will effectively be completed when Vidkid becomes a separate and distinct company. Certain emailthatpays shareholders who converted debt obligations into emailthatpays' common shares and common shares issued in connection with the merger did not participate in the spin-off.

         Due to the fact that the remaining assets of the emailthatpays were transferred to Vidkid in connection with the distribution, the distribution was reported for accounting purposes as a "reverse spin-off" under generally accepted accounting principles. The information contained in this prospectus indicates the results of operations or financial condition of Vidkid that would have been reported for the periods indicated had the distribution occurred on the first day of the periods discussed.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998.

         Net sales for the year ended December 31, 1999 were $1,103,553 as compared to sales for the year ended December 31, 1998 of $358,597. This increase is attributable to the fact that on October 1, 1998, Vidkid purchased 72.5% of BRT.

         In 1999, cost of sales was attributable to BRT and was $88,625 or 8% of net sales for the year ended December 31, 1999. Cost of sales aggregating $107,381 for the year ended December 31, 1998 was attributable to Vidkid's sale of Howdy Doody videos for $59,024 with the remaining balance attributable to the fact that on October 1, 1998, Vidkid purchased 72.5% of BRT.

         Amortization of production costs for the year ended December 31, 1999 was $181,971 as compared to $125,938 for the year ended December 31, 1998. This increase is due to Vidkid's continuing assessment and write-off of intellectual properties in various stages of development.

         Salaries and fringe benefits were $648,737 for the year December 31, 1999 as compared to $341,136 for the year ended December 31, 1998. The increase was directly attributable to the acquisition of BRT.

         Legal and accounting fees were $50,748 for the year ended December 31, 1999 as compared to $47,698 for the year ended December 31, 1998. The increase is attributable to an increase in accounting and auditing fees, primarily attributable to the acquisition of BRT.

         Consulting fees were $120,819 for the year ended December 31, 1999 as compared to $77,716 for the year ended December 31, 1998. The increase is primarily attributable to the acquisition of BRT and investment banking fees.

         Rent expense was $158,290 for the year ended December 31, 1999 as compared to $58,073 for the year ended December 31, 1998. The increase was directly attributable to the acquisition of BRT and the fact that Vidkid and BRT relocated to their new production facility in Fort Lauderdale, Florida.

         Other selling, general and administrative expenses, which include contract labor, travel and entertainment, insurance and other expenses, were $306,841 for the year ended December 31, 1999 as compared to $85,831 for the year ended December 31, 1998. The increase is primarily attributable to the acquisition of BRT.

         Interest expense was $100,403 for the year ended December 31, 1999 as compared to $22,480 for the year ended December 31, 1998. The increase was directly attributable to the acquisition of BRT. BRT has various loans and capitalized lease obligations outstanding.

         As a result of the foregoing factors, Vidkid incurred losses of approximately $159,088 or ($.05) per share for the year ended December 31, 1999 as compared to a loss of approximately $601,270 or ($.20) per share for the year ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 1999, Vidkid had stockholders' equity of approximately $1,347,000. Since its inception, it has incurred losses of approximately $1,450,000. Vidkid's operations and growth have been funded by advances from its parent company prior to its spin off. These advances were funded by loans from third parties, the sale of common stock with gross proceeds of approximately $1,000,000 and the issuance of preferred stock that resulted in net proceeds to Vidkid of approximately $375,000. These funds were used for working capital, capital expenditures, and the acquisition of the Howdy Doody library.

         In September 1997, BRT and a private investor entered into an informal agreement whereby the investor would advance $1,500,000 for expansion and renovation of a new facility in exchange for a 49% equity interest in BRT. The parties to this agreement intended to engage an independent appraiser to determine the value of the stock and, therefore, the portion of the $1,500,000 that would be attributable to equity financing. The balance of the advanced funds would be evidenced by a note payable bearing interest at prime plus 1%. Between October 1997 and December 31, 1997, the investor advanced $435,000 of the $1,500,000. In early 1998 the investor advanced an additional $150,000. Thus, by the end of February 1998, the investor had advanced an aggregate of $585,000. On October 14, 1998, BRT filed suit against the investor in the Circuit Court in Broward County, Florida alleging breach of contract and fraud against the investor. On August 6, 1999, BRT dismissed its complaint against the investor and they in turn dismissed all causes of action against BRT. As a result of this resolution, the Company retained the advances totaling $585,000 and the investor did not receive any securities of BRT or Vidkid.

     Vidkid has no other material commitments for capital expenditures. Vidkid believes that it has sufficient liquidity to meet all of its cash requirements for the next twelve months and that subsequent cost reductions and increased marketing efforts will provide sufficient cash flows to meet their operating needs and grow its regional market share. Vidkid believes, however, that additional funding will be necessary to expand the production business.

     Net cash used in operations in 1999 was $168,423 compared to $426,651 in the 1998 period. The difference is primarily attributable to the loss from operations in 1998.

     Net cash used in investing activities in 1999 was 141,254 compared to net cash used in investing activities of $291,003 in 1998. This difference was attributable to decreased investments in capitalized production costs.

     Net cash provided by financing activities in 1999 was $247,021 as compared to net cash provided by financing activities of $780,129 in 1998. The difference was attributable from decreased capital contributions from emailthatpays.

                                    BUSINESS

GENERAL

         Vidkid is in the business of developing and producing children's intellectual properties, including television programs, and distributing these properties. Vidkid generates revenues from the programs it distributes primarily through the following channels:

         * television markets, including network, syndicated and cable, both in the United States and abroad; and

         *  non-television markets, including videocassette sales and rentals.

         VIDKID OWNS WORLDWIDE BROADCAST AND VIDEO DISTRIBUTION RIGHTS TO 130 COLOR EPISODES OF THE NEW HOWDY DOODY SHOW, a popular children's show produced in the 1970's. Vidkid's marketing strategy is to leverage the Howdy Doody name to establish video sales revenues, television exposure and to enhance its brand within the broadcast industry.

OVERVIEW

         In July 1997, Vidkid was formed to own, distribute and produce children's intellectual properties. In the first quarter of 1998, we acquired the Howdy Doody Library consisting of the broadcast and video rights for worldwide distribution of 130 color episodes, which were produced in the early 1970's. In October 1998, we acquired 72.5% of BRT Video, Inc. (in March 1999 we acquired an additional 7.5% for a total of 80%). BRT is a video production facility located in Fort Lauderdale, Florida. Vidkid generates revenues from the programs it distributes primarily through three channels:

         * markets, including networks, syndicated and cable television both in the United States and abroad

         * non-television markets, including video cassettes both from sales and rentals

         * after-market licensing, including merchandising, clothing and other forms of products, including music.

         Additionally, we are operating the video post house primarily for third parties, which includes audio and video editing, both linear and non linear, graphics, including 2D and 3D for logos, special effects and animation.

ORGANIZATION AND DISTRIBUTION

         Vidkid was organized by Realm Production and Entertainment, Inc. in July 1997. As discussed previously, the purpose of the distribution was to make Vidkid a public company and to allow emailthatpays to pursue a different purpose. To that end, emailthatpays and a wholly-owned subsidiary entered into an agreement and plan of merger and reorganization on October 22, 1999 with emailthatpays. Under to the merger, the shareholders of emailthatpays received one share of common stock of emailthatpays in exchange for each share of emailthatpays' common stock. In connection with the merger, in September 1999, Realm's board of directors also approved as a dividend the distribution of 100% of the stock of Vidkid to the shareholders of emailthatpays as of September 29, 1999. In conjunction with the merger, the shareholders of the acquired subsidiary waived any right to participate in or receive any interest in Vidkid as a result of the Vidkid distribution. Subsequently, emailthatpays changed its name to emailthatpays.com, Inc.

THE HOWDY DOODY LIBRARY

         In August 1997, Vidkid entered an agreement with Madison Sports and Entertainment, Inc., to purchase from Madison the broadcast and video rights to 130 color episodes of the HD Library produced in the 1970's. In October 1997, we commenced the marketing efforts of 20 episodes for a special limited edition 50th Anniversary Video Box Set for distribution during 1999 with particular intent to coordinate with Buffalo Bob Smith's 50th anniversary. In January 1998, Vidkid was notified of the existence of a dispute between Madison and John J. Drury, the HD Library's Executive Producer, over the actual ownership rights to the HD Library. Because of this litigation, which did not name us as a party, we were advised not to distribute any portion of the library until the litigation was determined.

         In May 1998, Drury prevailed in the litigation at the lower court level. In September 1998, Vidkid entered into an amended agreement with Drury and Buffalo Bob Enterprises, Inc., which set the terms under which Vidkid would purchase the rights from Drury. Madison appealed the lower court's ruling naming Drury as the owner of the broadcast and video rights, but the District Court of Appeals of the State of Florida, 4th District upheld the lower court's ruling in May 1999. As a result of the appellate court's ruling, we paid the remainder of the purchase price for the HD Library episodes to Drury. In July 1999, we continued the process of cleaning, digitizing and editing the HD Library episodes, which is estimated to be completed in the second quarter of 2000. In August 1998, Vidkid signed a video distribution agreement with Fast Forward Marketing, to distribute a limited portion of the HD Library episodes to the retail markets until July 2001. Additionally, in June 1999, Vidkid signed a video distribution agreement with Tapeworm Video Distributors, Inc. representing a limited portion of the HD Library until May 2001.

         The marketing efforts for broadcast rights, both domestic and international, will begin in the latter part of this year. We plan to license the broadcast to individual stations for domestic airing and license country by country for international rights.

EDITING, POST-PRODUCTION AND PRODUCTION SERVICES

         Between October 1998 and March 1999, we acquired 80% of the outstanding stock of BRT Video, Inc. BRT is primarily engaged in providing television and radio production services to advertising agencies, independent producers and corporations, requiring national and local television and radio commercials, sales and marketing materials, as well as personnel training videos. The facility contains the following:

         $ Digital Video Editing: BRT has two digital video editing rooms using Sony's D2 format digital video master recorders, Video Gainesville composite digital switchers and Pinnacle digital video effects generators. The editing suites accept a variety of broadcast source material and is equipped with Sony BetaCamSP, 1", 3/4", and Hi8mm video formats. This highly specialized equipment is operated by equally specialized personnel for primary use in the production of broadcast media.

         $ Digital Audio Editing: This suite uses up-to-date, computerized digital audio workstation, incorporating hardware and software by Digidesign. The room has an array of sound effects generator and a comprehensive sound library to facilitate today's production requirements. Additionally, this room combines with the digital video editing suites to provide sound-to-picture capability such as foley effects or custom music scoring.

         $ Animation: The animation department consists of a network of multi-processor, Intel- based Intergraph computer workstations, running the latest version software from 3D Studio Max and their related special effects plug-ins. This department's capabilities range from simple 2D logo generation to more complex 3D modeling and visualization, as well as the ability to network projects across all computers in the facility.

         We are engaged in the development and the production of original computer animated programs designed for worldwide television and other non-theatrical distribution. We are completing a 90-minute made for television animated feature anticipated to BE COMPLETED IN 4TH quarter of 2001. We have produced a three minutes promotional video tentatively entitled "Star Pirates" and are currently in pre-production of character and environmental designs.

         The  creation  of  original   computer  animated  programs  involves  a
three-phase process of pre-production, production and post production activities. The pre-production stage begins with the creation of a concept and story. During pre-production, a script and music are written and voice tracks are recorded. Additionally, we prepare model sheets for each character and create storyboards and environments and begin color-coding. During the production phase, hand drawings based on storyboards are produced by creating meshes, textures and colors within the computer. The post production phase involves adding voices, music and special effects, while animating movement within the computer or using sophisticated motion capture equipment in a sound stage. The result of the post production process is a digital video, broadcast master in which the animation, music and sound effects are synchronized.

         * Graphics: This department's main function is to provide output of still, graphic images to the digital video editing suites. Using leading industry desktop software such as Adobe PhotoShop, Corel Draw and Pinnacle Type-Deko, along with high resolution output hardware, the graphic department enables the client's simple logos and titles to be superimposed over their video material.

         * Customization and Duplication: Upon completion of the client projects using the above production services, the digital video masters are now ready for the customization and duplication department. Here, market specific information (such as a local telephone number) is added and television station specific formatting and duplication occur. Using Inscriber CG Supreme software and a specialized computer workstation with three graphic overlay boards, a single client master can be replicated with two separate telephone numbers on four different formats simultaneously, all in one pass. This specialized process allows us to facilitate large volumes of our client's television commercials with same day customization and shipping to stations.

         * Production: For our in-house productions and clients who do not have field production capability, we have arrangements with local equipment rental facilities and contractors. These include camera operators, lighting directors and producers, who are engaged to provide the initial production services in order to complete the projects in our post production environment.

LEGAL PROCEEDINGS:


         In June 1999, we filed a complaint against Norman Titcomb (Vidkid Distribution, Inc. vs. Norman Titcomb, in the Circuit Court of the 17th Judicial Circuit, Broward County Florida, Case No. 99-010698 CACE (12)), the former 100% owner (currently 20% owner) of BRT Video, Inc. We are alleging among other counts, misrepresentations to us in the purchase and sale of BRT Video, Inc.

An answer has been filed and discovery is proceeding.

         In November 1999, we filed a complaint against Madison Sports and Entertainment and other parties (Vidkid Distribution, Inc. vs. Madison Sports and Entertainment Group, Inc., Gary Langan goodenow, Kevin M. Ward, and Joseph Assad, in the Circuit Court of the 17TH Judicial Circuit, Broward County
Florida, Case No. 99-018793 CACE (21)), alleging, among other counts, misrepresentations to us in the purchase and sale of the Howdy Doody Library. Additionally, we allege that the defendants interfered with certain arrangements and agreements we had with vendors to sell the "50th Anniversary Video Box Set". Although we were not named in the lawsuit between the Madison and the executive producer to determine the actual owner of the Howdy Doody Library, Madison sent correspondence to our vendors which effectively resulted in the interference with the marketing and sale of the box set. Ultimately, the executive producer prevailed in the litigation and therefore, we believe the defendants wrongfully caused us damages.

EMPLOYEES

         As of December 31, 1999, Vidkid and subsidiaries employed 10 people, 7 of which are support staff, and 3 of which are management personnel. We believe our relations with our employees are generally good and we have no collective bargaining agreements with any labor unions.

PROPERTIES

         Vidkid maintains their executive offices within the leased premises of BRT consisting of approximately 16,000 square feet located at 4950 West Prospect Road, Fort Lauderdale, Florida 33309. The lease requires Vidkid's subsidiary, BRT, to pay approximately $12,500 per month and terminates in October 2007 subject to BRT's option to renew the lease for a period of ten years.

                                   MANAGEMENT

         The following table sets forth the names and ages of Vidkid's directors, executive officers and key employees:

NAME                POSITION                                         AGE

Steven Adelstein    Chairman of the Board,
                    Chief Executive Officer and President            52

Gus Guilbert, Jr.   Director, Treasurer, Secretary, Executive
                    Vice President and President of BRT              39

James Purpuro       Director, Executive Vice President of BRT        35
Michael Greene      Director, Vice President of BRT                  55
Todd Adelstein      Director                                         25

         All Directors hold office until the next meeting of shareholders of Vidkid and until their successors are elected and qualified. Officers hold office until the first meeting of Directors following the meeting of shareholders and until their successors are elected and qualified subject to earlier removal by the Board of Directors. No member of management serves in any capacity with emailthatpays.

         Steven Adelstein, 52 years old, has served as our chairman of the board, chief executive officer, president and director since May 1995. From February 1993 to February 1995, Mr. Adelstein served as executive producer of "Jelly Bean Jungle", a children's television series syndicated in over 85% of the U.S. markets and in many foreign territories. Between September 1969 and June 1972, Mr. Adelstein was employed as a Certified Public Accountant with Peat, Marwick, Mitchell and Company. Mr. Adelstein has served as President of AUW, Inc., a venture capital company, since April 1993. Mr. Adelstein is the father of Todd Adelstein, one of our directors.

         Gus Guilbert, JR., 39 years old, has been our executive vice president, treasurer and secretary since August 1997 and a director since October 1999. Since October 1999, he has served as president of our subsidiary BRT Video, Inc. In 1993, Mr. Guilbert became an independent consultant and representative for D/Vision Pro computer editing systems, in which capacity he continues to serve. Between 1990 and 1993, Mr. Guilbert served as Music Producer for Miami based Video Publishing Group where he scored and edited music for television and film, and ultimately became an on-line video editor using various broadcast formats. Mr. Guilbert is a respected production professional knowledgeable in computer animation, music and television production, as well as broadcast mastering. Mr. Guilbert holds an Audio Engineering License in multi-track recording and MIDI music programming.

         James Purpuro, 35 years old, has been a member of our board of directors since October 1999 and executive vice president of BRT and Senior Editor in charge of all post production creative services from 1994 to September 1999. In 1987 Mr. Purpuro graduated from Villanova University with a degree in Broadcast Management. From 1989 to 1993 he was Director of Commercial Production at WBBH-TV, an NBC affiliate in Fort Myers, Florida. Mr. Purpuro also ran the Creative Services Department for the Waterman Broadcasting Corp., owner of several radio and television stations.

         Michael Greene, 55 years old, has been a member of our board of directors since October 1999 and vice president of BRT since April 1998. Mr. Greene is director and president of his consulting company Chrysalid, Inc., in which capacity he has served since September 1996 and devotes about 50% of his time to Vidkid. From 1994 to August 1996, Mr. Greene served as principal of Greene, Hollister, Inc., a nationally-recognized transformation consulting company. Mr. Greene has consulted in the areas of communications, team development, strategic planning, training, sales, and marketing to companies such as Arvida, Disney, American Express, Pratt & Whitney, and North American Philips. Mr. Greene has been Chairman and CEO of Classic Video Theatre (a NASDAQ listed company); Director of Operations and Programming for the Amaturo Group (one of the premier broadcasting companies in the country).

         Todd Adelstein, 25 years old, has served as a director since October 1999. Mr. Adelstein is currently employed by First Union National Bank as a licensed Financial Specialist, which position he has held since July 1998. From August 1997 to July 1998, Mr. Adelstein served as Corporate Account Manager for Enterprise Leasing, where he managed sales and fleet services for several offices. Mr. Adelstein graduated from Indiana University in 1997 with a BS/BS in Public Financial Management along with an Accreditation and Certificate in Business Administration. Todd Adelstein is the son of Steven Adelstein, our president and chairman.

         Each director will hold office until the next meeting of shareholders at which his class of directors is to be elected or until his successor is duly appointed and qualified.

LIMITATION ON DIRECTORS' LIABILITIES

         Our certificate of incorporation limits, to the maximum extent permitted under Florida law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

         Florida Law permits us to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful.
Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which such action or suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who successfully defend this type of action are entitled to indemnification against expenses reasonably incurred in connection therewith.

         Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

         We plan to maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and to us with respect to payments which may be made by us to these officers and directors according to the above indemnification provision or otherwise as a matter of law.

         In addition, we plan to enter into indemnification agreements with our directors and executive officers. Under these agreements, we will indemnify each director and officer to the fullest extent permitted by law for any acts performed, or for failures to act, on our behalf or on behalf of another person or entity for which that director or officer is performing services at our request. We will not indemnify a director or officer for any breach of loyalty to us or our stockholders, or if the director or officer does not act in good faith or for acts involving intentional misconduct, or for acts of omissions described in the laws of Florida, or for any transaction for which the director or officer derives an improper benefit. We will indemnify for expenses related to indemnifiable events, and will pay for these expenses in advance. Our obligation to indemnify and to provide advances for expenses are subject to the approval of a review process with a reviewer to be determined by our board. The rights of directors and officers will not exclude any rights to indemnification otherwise available under law or under our certificate of incorporation.

CASH COMPENSATION

         The following table shows, for each of the three years ended December 31, 1999, the cash and other compensation paid by Vidkid to Steven Adelstein, its Chairman and Chief Executive Officer, and Gus Guilbert, Jr., its Executive Vice President, Treasurer, Secretary and Chief Financial Officer. Based on the difficulty of allocating the amounts, compensation includes those payments received from emailthatpays. None of the executive officers of the Company had annual compensation in excess of $100,000 except for Mr. Adelstein.

                                             SUMMARY COMPENSATION TABLE

Name and Principal                                                            Other Annual       All Other
Position                  Year           Salary            Bonus              Compensation*     Compensation

Steven Adelstein          1999           $120,000           $-0-                $18,000              $-0-
                          1998           $120,000           $-0-                $18,000              $-0-
                          1997           $105,000           $-0-                $15,000              $-0-

Gus Guilbert, Jr.         1999           $42,000            $-0-                $ 6,000              $-0-
                          1998           $36,000            $-0-                $ 1,200              $-0-
                          1997           $30,000            $-0-                $ 1,200              $-0-

---------------------------

* Represents an additional compensation to cover auto lease and servicing, medical plan payments and disability program payments.

OPTIONS GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to the grant of options to purchase shares of common stock during the fiscal year ended December 31, 1999 to each person named in the Summary Compensation Table.

                           Number of              % of Total
                           Securities             Options/SARs
                           Underlying             Granted to               Exercise or
                           Options/SARs           Employees in             Base Price             Expiration
NAME GRANTED(#)            FISCAL YEAR            ($/SHARES)               DATE

Steven Adelstein             150,000                 40%                         $0.25               12/31/05
Gus A. Guilbert, Jr.         100,000                 26.6%                       $0.25               12/31/05

         In addition, options to purchase 75,000 shares were issued to James Purpuro exercisable at $0.25 per share through October 1, 2005 and options to purchase 50,000 shares were issued to Michael Greene exercisable at $0.25 through October 1, 2005. There was no public trading market for the underlying shares of common stock at the time of the grant, although the bid price for emailthatpays on October 1, 1999 was $0.44.

EMPLOYMENT AGREEMENTS

         Mr. Adelstein's five year employment agreement with Vidkid provides that he devote substantially all of his business efforts to Vidkid as president and chief executive officer. Under the terms of the agreement, Mr. Adelstein receives a base annual salary of $120,000 for the year ended December 31, 2000, at which time the term of the agreement expires. In addition, Mr. Adelstein is entitled to receive additional payments equal to 2.5% of gross receipts from all merchandise agreements between Vidkid and outside merchandisers, and health and disability insurance. Mr. Adelstein is subject to a one year non-compete agreement commencing at the end of the term of the employment agreement.

         Mr. Guilbert's three year employment agreement with Vidkid provides that he devote his full time business efforts to Vidkid as our executive vice president. Under the terms of the agreement, Mr. Guilbert receives a base annual salary of $42,000 for the period ended July 2000, at which time the term of the agreement expires. Mr. Guilbert is entitled to a bonus at the discretion of the board of directors.

                              CERTAIN TRANSACTIONS


         Vidkid has notes payable to related parties and stockholders. The notes were issued September 1, 1999. The proceeds of these notes were used to pay off amounts due to a third party for the "Howdy Doody" tape library and bear interest at an annual rate of 9.6% payable quarterly in the form of issuance of restricted common shares of the Company valued at $.25 per share, or cash, as determined by the board of directors in its sole discretion. These notes are collateralized by the "Howdy Doody" tape library and are due and payable on August 31, 2002. As of December 31, 1999, notes payable to these related parties amounted to $88,500. For the year ended December 31, 1999, Vidkid any imputed interest on these notes at an annual rate of 12%. The parties are all relatives of Steven Adelstein, and Todd Adelstein is also a director of Vidkid:

                                Phillip Adelstein                      $  25,000
                                Todd Adelstein                             6,000
                                Tammi Adelstein                           25,000
                                Steve Shinder                             32,500
                                                                          ------
                                                                       $  88,500
                                                                          ======
         In addition, Vidkid has other notes payable to related parties and a stockholder. These notes were issued at various times during 1999. The highest amount outstanding was $28,792. These notes are used for working capital purposes. These notes are non-interest bearing, non-collateralized, and are payable on demand. As of December 31, 1999, notes payable to these related parties amounted to $23,337.

                                  AUW, Inc.                            $  13,152
                                  Tammi Adelstein                         10,185
                                                                        --------
                                                                       $  23,337
                                                                        ========
         While Vidkid was a wholly-owned subsidiary of emailthatpays loans were advanced by Steven Adelstein ($19,800), Gus A. Guilbert, Jr. ($6,500) and AUW, Inc., an affiliate of Steven Adelstein ($120,174), which had been used for working capital purposes. The total debt of $146,474 was exchanged for 1,331,580 shares of Vidkid common stock or at a rate of $0.11 per share. At the time of the exchange on August 17, 1999, the common stock of emailthatpays had a bid price of $0.215 per share as quoted on the OTC Bulletin Board. While no independent directors were serving to evaluate the transaction, given the price of the emailthatpays common stock, management considers the exchange to have been completed on a fair basis to Vidkid.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth the beneficial ownership of our common stock by all shareholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer. Except as indicated, each shareholder named has sole voting and investment power for his, her or its shares. As of March 31, 2000, there were 4,434,420 shares of common stock issued and outstanding. Unless otherwise stated, the address of each of the person set forth below is 4950 West Prospect Road, Fort Lauderdale, Florida 33309.

Names and Address of           Number of shares             Percentage of shares
Beneficial Owner               Beneficially Owned             Beneficially Owned

Steven Adelstein                1,546,407                              33.7
Gus Guilbert, Jr.                 214,247                               4.7
James Purpuro                      38,359                               *
Mike Greene                        21,666                               *
Todd Adelstein                    340,000                               7.7
Realm Holdings, Inc.              560,000                              12.6
  648 Post Road
  Wakefield, RI 02879

FAC Enterprises, Inc.             300,000                               6.8
  4960 South Virginia Ave.,
  Suite 300, Reno NV 89502
All officers and directors
  as a group (5 people)         2,160,679                              45.6%

         In general, a person is considered a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of such security. A person is also considered to be a beneficial owner of any security of which the person has the right to acquire beneficial ownership within sixty (60) days.

         Steven Adelstein's holdings include beneficial ownership of 1,216,407 common shares owned by AUW, Inc. of which he is president and a 22% shareholder. Also includes immediately exercisable warrants to purchase 150,000 shares of common stock at an exercise price of $0.25.

         Mr. Guilbert's holdings include beneficial ownership of 6,800 common shares owned by Tenor Guilbert (son of Gus Guilbert, Jr.). Also includes immediately exercisable warrants to purchase 100,000 shares of common stock at an exercise price of $0.25.

         Mr. Purpuro's holdings include immediately exercisable warrants to purchase 25,000 shares of common stock at an exercise price of $0.25. Does not include warrants to purchase 25,000 shares of common stock at an exercise price of $0.25 per share commencing October 1, 2000 and warrants to purchase an additional 25,000 shares at $0.25 beginning October 1, 2001.

         Mr. Greene's holdings include immediately exercisable warrants to purchase 16,666 shares of common stock at an exercise price of $0.25. Does not include warrants to purchase 16,666 shares of common stock at an exercise price of $0.25 exercisable commencing October 1, 2000 and warrants to purchase an additional 16,667 shares at $.25 beginning October 1, 2001.

     Todd Adelstein's holdings are comprised of 340,000 shares of common stock held as a joint tenant with Tammi Adelstein, his sister.

     Realm Holdings, Inc.'s ownership consists of 560,000 shares of common stock.

     FAC Enterprises, Inc.'s ownership consists of 300,000 shares of common stock.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of common stock, par value $.005 per share, 4,434,420 shares are issued and outstanding as of the date of this prospectus. Upon completion of this offering, there will be 4,434,420 shares of common stock issued and outstanding.

         Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

         Our certificate of incorporation authorizes our board of directors, without stockholder approval, to issue up to 1,000,000 shares of preferred stock, par value $.005 per share, to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. Upon completion of this offering, no shares of preferred stock will be outstanding, and our board has no present intention to issue any additional shares.

TRANSFER AGENT

         The transfer agent and registrar for common stock is StockTrans, Inc., 7 East Lancaster Avenue, Ardmore, PA 19003-2318.

                           CERTAIN MARKET INFORMATION


         As of the date of this Prospectus, 4,434,420 shares of our common stock are outstanding. Of these shares, 1,381,580 shares will be "restricted securities," as this term is defined under the Securities Act, exclusive of the Common Stock to be distributed pursuant to the registration statement of which this prospectus is a part.

         In general, Rule 144 permits a shareholder who has beneficially owned restricted shares of Common Stock for at least one year to sell without registration, within any three-month period, a number of shares not exceeding the greater of 1% of the then outstanding shares of common stock or, if the common stock is quoted on NASDAQ, the average weekly trading volume over a defined period of time, assuming compliance by the issuer with certain reporting requirements of Rule 144. Furthermore, if the restricted shares of common stock are held for at least two years by a person not affiliated with the issuer (in general, a person who is not an executive officer, director or principal shareholder of the issuer during the three-month period prior to resale), the restricted shares can be sold without any volume limitation. Any sales of shares by shareholders under Rule 144 may have a depressive effect on the price of an issuer's common stock.

                                  LEGAL MATTERS

         Atlas Pearlman, P.A., Fort Lauderdale, Florida, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

                                     EXPERTS

         The financial statements as of December 31, 1999 have been included in the registration statement in reliance upon the report of Feldman Sherb Horowitz & Co., P.C., independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 OR AT ITS REGIONAL OFFICES LOCATED AT 7 WORLD TRADE CENTER, 13TH Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis and Retrieval System, known as EDGAR, are publicly available on the SEC's website, http://www.sec.gov.

[BACK COVER PAGE]

         You should rely only on the information contained in this prospectus. Vidkid has not authorized anyone to provide prospective investors with any different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act contains provisions Vidkid directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of Vidkid. In its Articles of Incorporation, Vidkid has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to Vidkid or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty. Vidkid Articles of Incorporation and By-Laws provide that Vidkid shall indemnify its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of Vidkid shall be personally liable to Vidkid or its shareholders for damages for breach of any duty owed to Vidkid or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law. This provision does not prevent Vidkid or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors or officers that constitute negligence or gross negligence.

         The Articles of Incorporation also include provisions to the effect that (subject to certain exceptions) Vidkid shall, to the maximum extent permitted from time to time under the law of the State of Florida, indemnify and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended may be permitted to directors, officers and controlling persons of Vidkid pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, Vidkid has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities made hereby. Vidkid is responsible for the payment of all expenses in connection with the distribution.

         Registration fee under

            the Securities Act of 1933                                 $_______*
         Blue Sky filing fees and expenses                                1,000
         Printing and engraving expenses                                 10,000
         Legal fees and expenses                                         25,000
         Accounting fees and expenses                                    15,000
         Miscellaneous                                                   _______

         Total                                                      $   ________

*Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         In July 1997, Vidkid issued 100 shares of its common stock to Realm Production and Entertainment, Inc., its parent company, for a nominal consideration as part of the organization of Vidkid. The transaction was exempt under Section 4(2) of the Securities Act of 1933. Thereafter, in preparation for the spin-off of the shares covered by this registration statement to the shareholders of emailthatpays, Vidkid undertook a forward split of 30,528.4 for each share of common stock of Vidkid.

         In September, 1999, Vidkid issued 1,331,580 shares of its common stock in full satisfaction of debt in the amount of $146,474 or $0.11 per share to two members of management of Vidkid and an affiliate. The transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of that Act.

         In September 1999, Vidkid issued 50,000 shares of common stock, valued at $0.11 per share in exchange for professional services provided by an attorney and an accountant in connection with the BRT Settlement. Inasmuch as the two service providers were sophisticated professionals, who had sufficient financial resources and the ability to ascertain appropriate information relevant to Vidkid, the transaction was exempt from registration under Section 4(2) of the Securities Act.

         In October 1999, Vidkid issued options to purchase 375,000 shares of its common stock exercisable at $0.25 per share and expiring October 2005 to four member of its management. Inasmuch as each of the members of management were sophisticated and has access to relevant information relevant to Vidkid, the transaction was exempt from registration under Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS:

EXHIBITS                            DESCRIPTION OF DOCUMENT

 3.1       Articles of Incorporation
 3.2       By-Laws

 4.1 Warrants issued to Steven Adelstein, Gus A. Guilbert, Jr., James Purpuro and Michael Greene 5.0 Opinion of Atlas Pearlman, P.A. as to the validity of the securities being registered

10.1       Lease facilities at 4950 West Prospect Road, Fort Lauderdale, Florida
10.2       Employment Agreement with Steven Adelstein
10.3       Employment Agreement with Gus A. Guilbert, Jr.
10.4       License Agreement with Fast Forward Marketing, Inc.
10.5       Agreement with Tapeworm Video Distributors, Inc.
27.1       Financial Data Schedule

ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida on May, ___, 2000.

                            VIDKID DISTRIBUTION, INC.

                            BY:  /S/ STEVEN ADELSTEIN
                            -------------------------
                            Steven Adelstein
                            Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE              TITLE                                       DATE

/S/ STEVEN ADELSTEIN       Chairman of the Board, Principal        May ___, 2000
------------------------   Executive Financial and Accounting
Steven Adelstein           Officer and President


/S/ GUS A. GUILBERT, JR.   Director, Executive Vice President,     May ___, 2000
------------------------   Treasurer and Secretary
Gus A. Guilbert, Jr.



/S/ JAMES PURPURO          Director                                May ___, 2000
------------------------
James Purpuro

/S/MICHAEL GREENE          Director                                May ___, 2000
------------------------
Michael Greene

/S/TODD ADELSTEIN          Director                                May ___, 2000
------------------------
Todd Adelstein

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS

                 For the Years Ended December 31, 1999 and 1998

                                    CONTENTS

  Report of Independent Certified Public Accountants...........................2

  Consolidated Financial Statements:

    Consolidated Balance Sheet.................................................3

    Consolidated Statements of Operations......................................4

    Consolidated Statement of Changes in Stockholders' Equity..................5

    Consolidated Statements of Cash Flows......................................6

  Notes to Consolidated Financial Statements................................7-16

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders

Vidkid Distribution, Inc. and Subsidiaries
Fort Lauderdale, Florida

We have audited the accompanying Consolidated Balance Sheet of Vidkid Distribution, Inc. and Subsidiaries as of December 31, 1999 and the related Consolidated Statements of Operations, Changes in Stockholders' Equity, and Cash Flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vidkid Distribution, Inc. and Subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming Vidkid Distribution, Inc. and Subsidiaries will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's need to generate cash from operations and obtain additional financing raises substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
                                           /S/Feldman Sherb Horowitz & Co., P.C.
                                              Feldman Sherb Horowitz & Co., P.C.
                                              Certified Public Accountants
March 6, 2000
New York, New York

                      VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                December 31, 1999

                                     ASSETS

CURRENT ASSETS:

    Cash                                                                 $ 5,605
    Accounts Receivable
    (net of allowance for doubtful accounts of $22,500)                   66,508
    PREPAID EXPENSES AND OTHER                                            12,243
                                                                    ------------

        TOTAL CURRENT ASSETS                                              84,356
                                                                    ------------
PROPERTY AND EQUIPMENT, NET                                              982,348
                                                                    ------------
OTHER ASSETS:

    Security Deposits                                                    26,680
    CAPITALIZED PRODUCTION COSTS                                      1,027,640
                                                                    ------------
                                                                      1,054,320
                                                                    ------------
        TOTAL ASSETS                                                $ 2,121,024
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

    Current Portion of Loans Payable                                   $ 36,788
    Current Portion of Notes Payable -  Related Parties                  23,337
    Current Portion of Capital Lease Obligations                         86,345
    Accounts Payable and Accrued Expenses                               458,812
    Accrued Salaries                                                     54,774
                                                                    ------------

        Total Current Liabilities                                       660,056

Notes Payable - Related Parties                                          88,500
Capital Lease Obligations                                                21,057
Loans Payable                                                             4,750
                                                                    ------------

        Total Liabilities                                               774,363
                                                                    ------------
STOCKHOLDERS' EQUITY:

    Preferred Stock ($.005 Par Value; 1,000,000 Shares Authorized)
          No Shares Issued and Outstanding )                                -
    Common Stock ($.005 Par Value; 10,000,000 Shares Authorized;
        4,434,420 Shares Issued and Outstanding)                         22,168
    Additional Paid-in Capital                                        2,775,473
    Accumulated Deficit                                              (1,450,980)
                                                                    ------------

        Total Stockholders' Equity                                    1,346,661
                                                                    ------------
        Total Liabilities and Stockholders' Equity                  $ 2,121,024
                                                                    ===========

             VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                       For the Year Ended December 31,

                                                                              1999              1998
                                                                         -----------         ----------

REVENUES                                                                 $ 1,103,553          $ 358,597

COST OF SALES                                                                 88,625            107,381
                                                                           ----------           -------

GROSS PROFIT                                                               1,014,928            251,216
                                                                           ----------           -------
OPERATING EXPENSES

    Amortization of Production Costs and Goodwill                            181,971            125,938
    Depreciation and Amortization                                            249,500             64,590
    Salaries and Fringe Benefits                                             648,737            341,136
    Legal and Accounting                                                      50,748             47,698
    Consulting Fees                                                          120,819             77,716
    Phones and Utilities                                                      43,611             29,284
    Rent                                                                     158,290             58,073
    OTHER SELLING, GENERAL AND ADMINISTRATIVE                                306,841             85,831
                                                                            --------            -------

        TOTAL OPERATING EXPENSES                                           1,760,517            830,266
                                                                           ----------           -------

LOSS FROM OPERATIONS                                                        (745,589)          (579,050)
                                                                           ----------          ---------

OTHER INCOME (EXPENSES):

    Interest Income                                                               64                260
    INTEREST EXPENSE                                                        (100,403)           (22,480)
                                                                             ---------

                                                                            (100,339)           (22,220)
                                                                             ---------          --------

LOSS BEFORE INCOME TAXES AND

    EXTRAORDINARY ITEM                                                      (845,928)          (601,270)

BENEFIT FROM INCOME TAXES                                                    261,000                  -
                                                                            ----------        ----------

LOSS BEFORE EXTRAORDINARY ITEM                                              (584,928)          (601,270)

EXTRAORDINARY ITEM:

    SETTLEMENT OF DEBT (NET OF INCOME TAXES OF $261,000)                     425,840                  -
                                                                           ----------         -----------

NET LOSS                                                                  $ (159,088)        $ (601,270)
                                                                           ===========        ===========

BASIC AND DILUTED:

      Net Loss Per Common Share:

                Loss Before Extraordinary Item                               $ (0.17)          $ (0.20)
                EXTRAORDINARY GAIN FROM SETTLEMENT OF DEBT                      0.12                 -
                                                                           ----------         ----------

                                                                             $ (0.05)          $ (0.20)
                                                                           ===========        ==========

      WEIGHTED COMMON SHARES OUTSTANDING                                   3,393,504          3,052,840
                                                                           ===========        ==========


                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 For the Years Ended December 31, 1999 and 1998





                                                        COMMON STOCK $.005 Par      ADDITIONAL                            TOTAL
                                                     ---------------------------     PAID-IN        ACCUMULATED        STOCKHOLDERS'
                                                       Shares           Amount       CAPITAL          DEFICIT             EQUITY
                                                     ---------        ---------     ----------      -----------        -------------


Balance at December 31, 1997                         3,052,840         $ 15,260     $ 1,014,572     $ (690,622)           $ 339,210

Capital Contributions                                    -                  -         1,491,436            -              1,491,436

NET LOSS FOR THE YEAR ENDED DECEMBER 31, 1998            -                  -               -         (601,270)            (601,270)
                                                    ----------        ---------     -----------     -----------           ----------

Balance at December 31, 1998                         3,052,840           15,260       2,506,008     (1,291,892)           1,229,376

Capital Contributions                                      -                -           124,399            -                124,399

Shares Issued in Exchange for Services                  50,000              250           5,250            -                  5,500

Shares Issued in Exchange for Debt                   1,331,580            6,658         139,816            -                146,474

NET LOSS FOR THE YEAR  ENDED DECEMBER 31, 1999             -                -               -         (159,088)            (159,088)
                                                    ----------        ---------     -----------     -----------           ----------

BALANCE AT DECEMBER 31,1999                          4,434,420         $ 22,168     $ 2,775,473   $ (1,450,980)         $ 1,346,661
                                                    ==========        =========    ============   =============         ===========


                            VIDKID DISTRIBUTION, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          For the Year Ended December 31,

                                                                          ------------------------------
                                                                              1999            1998
                                                                          -------------   --------------

CASH FLOWS FROM OPERATING ACTIVITIES:

    Net Loss                                                                $ (159,088)      $ (601,270)
    Adjustments to Reconcile Net Loss to Net Cash Flows
        Used in Operating Activities:
           Depreciation and Amortization                                       249,500           64,590
           Amortization of Film Costs and Goodwill                             160,000          125,938
           Stock Issued for Services                                             5,500              -
           Extraordinary Gain from Debt Extinguishment -Net                   (425,840)             -
           Benefit from Income Taxes                                          (261,000)             -

           (Increase) Decrease in:
             Accounts Receivable                                                88,674          (39,281)
             Prepaid Expenses and Other                                         (1,078)          (3,991)

           Increase (Decrease) in:
              Accounts Payable and Accrued Expenses                            170,135           (2,637)
              Accrued Salaries                                                   4,774           30,000
                                                                              --------         ---------

NET CASH FLOWS USED IN OPERATING ACTIVITIES                                   (168,423)        (426,651)
                                                                              ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of Property and Equipment                                      (15,219)         (52,542)
    INCREASE IN CAPITALIZED PRODUCTION COSTS                                  (126,035)        (238,461)
                                                                              ---------        ---------
NET CASH FLOWS USED IN INVESTING ACTIVITIES                                   (141,254)        (291,003)
                                                                              ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from Capital Contributions                                        124,399          767,936
    Principal Repayments of Capital Lease Obligations                          (76,085)          (3,894)
    Proceeds from Issuance of Notes Payable - Related Parties                  252,626            5,685
    Proceeds from Issuance of Notes Payable                                          -           10,402
    Principal Repayments of Notes Payable                                      (53,919)              -
                                                                               --------         --------

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                                247,021          780,129
                                                                               --------         -------

Net Increase (Decrease) in Cash                                                (62,656)          62,475

CASH - BEGINNING OF YEAR                                                        68,261            5,786
                                                                               --------         -------
CASH - END OF YEAR                                                          $    5,605       $   68,261
                                                                               ========        ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
   Interest                                                                 $   15,171       $   22,480
                                                                             =========         ========
   Income Taxes                                                             $      -         $      -
                                                                             =========         ========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
ISSUANCE OF COMMON STOCK IN EXCHANGE FOR REDUCTION IN DEBT                  $  146,474       $      -
                                                                            ==========         ========
ISSUANCE OF COMMON STOCK IN CONNECTION WITH ACQUISITION                     $      -         $  125,000
                                                                            ==========        =========

ISSUANCE OF COMMON STOCK RELATED TO CAPITALIZED FILM COSTS                  $      -         $  598,500
                                                                            ==========        =========

STOCK ISSUED FOR SERVICES                                                   $    5,500       $      -
                                                                            ==========        =========
Details of Acquisition:
   Fair value of assets                                                     $      -         $1,227,934
    LIABILITIES                                                                    -         (1,227,934)
                                                                            ----------     -----------
    NET CASH PAID FOR ACQUISITION                                           $      -         $      -
                                                                            ==========      ===========

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

                 For the Years Ended December 31, 1999 and 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Vidkid Distribution, Inc. (the Company) was formed in July 1997 and is engaged in (i) the development and production of children's made for television movies and series; (ii) the marketing and sale of various children's programming; and
(iii) providing video and post-production and distribution services to third parties. The Company acquired the 130 color episode library of "Howdy Doody" during February 1998. Through September 1999, the Company operated as a wholly owned subsidiary of EmailthatPays.com,Inc. (EmailthatPays). In July 1999, EmailthatPays decided to spin-off the Company. On September 29, 1999, EmailthatPays began the spin-off of its historical entertainment assets, including 80% of BRT Video, Inc. (BRT), a television studio and editing facility by contributing these assets and all liabilities to the Company.

The spin-off of the Company will be effected by a distribution to EmailthatPays' shareholders of record at the close of business on September 29, 1999. For each share of common stock of EmailthatPays held on the record date determined prior to the reverse stock split declared by EmailthatPays, the holder will receive one share of common stock of the Company. Accordingly, 3,052,840 shares of the Company's common stock were issued to EmailthatPays shareholders. The spin-off will effectively be completed when the Company becomes a separate and distinct company. Certain EmailthatPays shareholders who converted debt obligations into EmailthatPays common shares and common shares issued in connection with the merger did not participate in the spin-off.

Due to the fact that the remaining assets of the EmailthatPays are transferred to the Company in connection with the distribution, the Distribution was reported for accounting purposes as a "reverse spin-off" under generally accepted accounting principles. The information contained herein indicates the results of operations or financial condition of the Company that would have been reported for the periods indicated had the Distribution occurred on the first day of the periods discussed.

The Company maintains its principal business operations in Fort Lauderdale, Florida.

BASIS OF PRESENTATION

The consolidated  statements include the accounts of Vidkid  Distribution,  Inc.
and  its  wholly  owned  and   majority-owned   subsidiaries.   All  significant
inter-company balances and transactions have been eliminated.

FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

The carrying amount reported in the consolidated balance sheet for cash, accounts and other receivables, accounts payable and accrued liabilities, capital lease obligations, and notes payable approximates fair market value due to the immediate or short-term maturity of these financial instruments.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

                 For the Years Ended December 31, 1999 and 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. At December 31, 1999, the Company had a working capital deficiency of $664,200 and losses since inception of $1,450,980. These conditions raise substantial doubt about the ability of the Company to continue as a going concern.

Management's plans include developing efficiencies and additional revenue as a result of the acquisition of BRT, a company that provides video, audio and editing post-production facilities. The Company owns 130 color episodes of "Howdy Doody", a popular children's program aired in the 1970's, which the Company expects to begin marketing to cable outlets. The Company has commenced production on a computer animated feature film. In addition to distribution through film, video and television markets, the Company anticipates additional revenue from character development. The Company also needs financing to complete its plans and will pursue obtaining funding through private placements of debt or equity offerings. However, there is no assurance that the aforementioned events will occur and be successful.

ACCOUNTING FOR PRODUCTION COSTS AND DISTRIBUTION RIGHTS

During 1999 and 1998, revenues were primarily attributable to its BRT division and revenue is recorded when services are performed

The Company generally capitalizes all costs incurred to produce children's intellectual properties, excluding any interest expense funded under the production loans. Such costs also include the actual direct costs of production, certain exploitation costs and production overhead. Capitalized exploitation or distribution costs include those costs that clearly benefit future periods such as video prints and prerelease and early release advertising that is expected to benefit the program in future markets. These costs, as well as participation and talent residuals, are amortized each period on an individual video or television program basis in the ratio that the current period's gross revenues from all sources for the program bear to management's estimate of anticipated total gross revenues for such video or program from all sources. Revenue estimates are reviewed quarterly and adjusted where appropriate and the impact of such adjustments could be material.

Production costs are stated at the lower of unamortized cost or estimated net realizable value. Losses, which may arise because costs of individual videos or television series exceed anticipated revenues, are charged to operations through additional amortization.

The Company has entered into agreements with outside entities to exclusively distribute other children's intellectual properties. Under the term of these Agreements, the Company advances funds for the "pilot" development, production and marketing costs in accordance with the specific agreements. To date, no revenue has been recognized under these agreements.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

                 For the Years Ended December 31, 1999 and 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

It is the Company's policy to write off capitalized production costs associated with the intellectual properties if, in management's opinion, the capitalized costs are in excess of net realizable value. Accordingly, for the years ended December 31, 1999 and 1998, management wrote-off film costs of $160,000 and $125,938, respectively, for the Company's intellectual properties.

PROPERTY AND EQUIPMENT

Property and equipment are stated on the basis of cost less accumulated depreciation and amortization. The Company provides for depreciation on a straight-line basis over the following estimated useful lives: equipment, furniture and fixtures, 5 to 7 years. Leasehold costs are being amortized on a straight-line basis over a ten-year period, the lease term.

When assets are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful lives of assets are capitalized.

INCOME TAXES

The Company utilizes the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are established based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

LOSS PER COMMON SHARE

Basic earnings per share is computed by dividing net loss by weighted average number of shares of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

                 For the Years Ended December 31, 1999 and 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company uses SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 has been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. Recent Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 - "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal quarters beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement amends SFAS No. 52 - "Foreign Currency Translation", and supersedes SFAS No. 80 - "Accounting for Future Contracts", No. 105 - "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk", No. 107 - "Disclosure about Fair Value of Financial Instruments". The Company adopted SFAS No. 133 in fiscal 2000. Management believes that the impact of SFAS No. 133 will not be significant to the Company.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, ("SAB 101""). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the fee is fixed and determinable, and (4) collectibility is reasonably assured. The Company is required to comply with SAB 101 transactions entered into on or after February 1, 2000, but does not expect it to have a material impact on the Company's consolidated financial position or results of operation.

NOTE 2 - ACQUISITION

On October 1, 1998, EmailthatPays acquired 72.5% of the outstanding stock of BRT in exchange for 50,000 shares of EmailthatPays stock with a fair value of $125,000. BRT provides video, audio and editing post-production services and facilities to the Company and to third parties including local television stations, independent producers and cable broadcasters. EmailthatPays accounted for this acquisition using the purchase method of accounting. The purchase price exceeded the fair value of net assets assumed by approximately $425,000. The excess was applied to leasehold improvement and costs and is being amortized on a straight-line basis over 10 years, the life of the lease. The results of operations of BRT are included in the accompanying financial statements from October 1, 1998 (date of acquisition) to December 31, 1998 and for the year ended December 31, 1999. During March 1999, EmailthatPays exchanged 5,859 shares of its common stock for an additional 7.5% of BRT Video, Inc. EmailthatPays accounted for this additional acquisition of 7.5% using the purchase method of accounting. The purchase price exceeded the fair value of net assets assumed by approximately $21,942. The excess was applied to goodwill and was being amortized on a straight-line basis over five years. In December 1999, management determined that goodwill was impaired and recorded wrote-off goodwill amounting to $21,942.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

                 For the Years Ended December 31, 1999 and 1998

NOTE 2 - ACQUISITION (CONTINUED)

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of EmailthatPays and BRT had occurred as of the beginning of fiscal 1998:

                                                                      1998
                                                                ----------------
              Net Sales                                         $     1,184,172
              Net Loss                                          $      (956,340)
              Net Loss per Share                                $          (.38)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results

NOTE 3 - PROPERTY AND EQUIPMENT

At  December  31,  1999,   property  and  equipment   and  related   accumulated
depreciation consisted of the following:

     Video and Audio Equipment                                         $509,596
     Office Furniture and Equipment                                      84,949
     Truck                                                               19,207
     Leasehold Improvements and Costs                                   691,847
                                                                      1,305,599
                                                                      ----------
     Less: Accumulated Depreciation                                    (323,251)
                                                                      ----------
      Total                                                            $982,348
                                                                      ==========

For the years ended December 31, 1999 and 1998, depreciation expense amounted to $249,500 and $64,590, respectively.

NOTE 4 - CAPITALIZED PRODUCTION COSTS

Capitalized production costs consisted of the following:

          Films completed and not released                         $     783,662
          Films in process                                               214,858
          STORY RIGHTS AND SCENARIOS                                      29,120
                                                                   -------------

                                                                   $   1,027,640
                                                                   =============

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

                 For the Years Ended December 31, 1999 and 1998

NOTE 5 - LOANS PAYABLE

At December 31, 1999, loans payable consisted of the following:

Revolving credit agreement with a bank aggregating $30,000.
The agreement bears interest at the bank's prime rate plus
3% (11.50% at December 31, 1999) and is payable on demand.
The loan contains certain covenants that require, among other matters, that the Company obtain the consent of the lender before incurring any additional debts, except for indebtedness for
trade credit in the ordinary course of the Company's business.     $      25,914

Notes payable to bank,  payable in 36 monthly  installments of
$1,012  including interest  at 12.85% per annum payable on or before  April 22,  2001.  The loan contains certain covenants that require,  among other matters,  that the Company obtain the consent of the lender before incurring any additional debts, except for indebtedness for trade credit in the ordinary course
of the Company's business.                                                15,624

         LESS:  Current Portion                                           36,788
                                                                         -------
                                                                   $       4,750
                                                                         =======

Long-term debt maturing at December 31 for the next five years and thereafter is as follows:

          2000 (included in current liabilities)                 $        36,788
          2001                                                             4,750
                                                                 ---------------
                                                                 $        41,538
                                                                 ===============

In September 1997, BRT and an investor entered into an informal agreement whereby the investor would advance $1,500,000 for expansion and renovation of a new facility in exchange for a 49% ownership interest in BRT. The parties to the agreement intended to engage an independent appraiser to determine the value of the stock and thus the portion of the $1,500,000 that would be attributable to equity financing. The independent appraisal was never completed and accordingly, the Company treated all funds received as advances. The balance of the advanced funds would be evidenced by a note payable bearing interest at prime plus 1%. Between October 1997 and December 31, 1997, the investor advanced $435,000. In early 1998 the investor advanced an additional $150,000. Thus, by the end of February 1998, the investor had advanced $585,000. In addition to advances totaling $585,000, BRT has recorded accrued interest amounting to $101,840 as of September 30, 1999. On August 6, 1999, the investor dismissed all causes of action and claims against BRT. Accordingly, BRT recorded an extraordinary gain amounting to $686,840 on the accompanying statement of operations.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

                 For the Years Ended December 31, 1999 and 1998

NOTE 6 - NOTES PAYABLE - RELATED PARTIES

The Company has notes payable to related parties and a stockholder of the Company. These notes bear interest at a rate of 9.6% payable quarterly in the form of issuance of restricted common shares of the Company valued at $.25 per share, or cash, as solely determined by the board of directors. These notes are collateralized by the "Howdy Doody" tape library and are due and payable on August 31, 2002. As of December 31, 1999, notes payable to these related parties amounted to $88,500. For the year ended December 31, 1999, the Company imputed interest on these notes at an annual rate of 12%.

The Company has notes payable to related parties and a stockholder of the Company. These notes are non-interest bearing, non-collateralized, and are payable on demand. As of December 31, 1999, notes payable to these related parties amounted to $23,337. For the year ended December 31, 1999, the Company imputed interest on these notes at an annual rate of 12%.

NOTE 7 - CAPITAL LEASE OBLIGATION

BRT has entered into various leases for its video production equipment that meet the requirements of a capital lease. The total capitalized cost of the equipment as of December 31, 1999 is $622,634. These amounts represents the present value of the minimum lease payments during the lease term and was determined using BRT's estimated borrowing rate at the inception of the lease. The Company's borrowing rate was used because the lessor's implicit interest rate was not readily determinable.

The following is a schedule of non-cancelable future minimum lease payments required under these leases:

            2000                                                  $      91,869
            2001                                                         21,057
                                                                       --------
            Total minimum lease payments                                112,926

            Less amount representing interest                            (5,524)
                                                                       --------
            Present value of net minimum lease payments                 107,402

            Less current obligations due under capital leases           (86,345)
                                                                       --------

            Long-term obligations due under capital leases        $      21,057
                                                                       =========


NOTE 8 - INCOME TAXES

Current income taxes are computed at statutory rates on pretax income. Deferred taxes would be recorded based on differences in financial statements and taxable income. At December 31, 1999, the Company had elected to carry forward net operating losses for federal and state income tax purposes of approximately $1,400,000 that are available to reduce future taxable income through 2014. As utilization of such operating losses for tax purposes is not assured, the deferred tax asset has been fully reserved through the recording of a 100% valuation allowance. These operating losses may be limited to the extent an "ownership change" occurs.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

                 For the Years Ended December 31, 1999 and 1998

NOTE 8 - INCOME TAXES (CONTINUED)

The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income (loss) before provision for income taxes is as follows:

                                                    1999                 1998
                                             ---------------      --------------

  Tax benefit computed at statutory rates    $     (60,000)       $    (228,000)

  Income tax benefit not utilized                   60,000              228,000
                                             ---------------      --------------
  NET INCOME TAX BENEFIT                     $         -          $         -
                                             ===============      ==============

The components of the deferred tax asset as of December 31, 1999 are as follows:

 Deferred Tax Asset:

  Net Operating Loss Carryforward                                  $    532,000

  LESS:  VALUATION ALLOWANCE                                           (532,000)
                                                                  --------------
  NET DEFERRED TAX                                                 $        -
                                                                  ==============

NOTE 9 - STOCKHOLDERS' EQUITY

WARRANTS

On October 1, 1999, the Company granted warrants to four officers and directors to acquire an aggregate of 375,000 restricted shares of common stock at an exercise price of $.25 per share. The warrants have been granted to these officers at a price equal to the market value of the shares at date of grant, and expire on December 31, 2005. The fair value of the warrant grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 50%; risk-free interest rate of 6%, and an expected live of 5 years.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

                 For the Years Ended December 31, 1999 and 1998

NOTE 9 - STOCKHOLDERS' EQUITY (CONTINUED)

As permitted by SFAS No. 123, the Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. Had the Company determined compensation cost based of the fair value at the grant date for its warrants under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                      1999
                                                                 ---------------

     Net Loss
            As reported                                          $     (115,088)
            Pro forma                                            $     (126,713)

     Net Loss per Share

         As reported                                             $         (.03)
         Pro forma                                               $         (.04)


COMMON STOCK

During September 1999, the Company issued 1,331,580 shares of its common stock in full satisfaction of certain indebtedness amounting to $146,474. These shares were valued at approximately $.11 per share, the fair values.

During September 1999, the Company issued 50,000 shares of common stock for professional services rendered. These shares were valued at $.11 per share, the approximate fair values, and charged to operations.

The spin-off of the Company was effected by a distribution to EmailthatPays' shareholders of record at the close of business on September 29, 1999. For each share of common stock of EmailthatPays held on the record date determined prior to the reverse stock split declared by EmailthatPays, the holder received one share of common stock of the Company. Accordingly, the Company issued 3,052,840 shares of common stock. All common shares and per share data have been retroactively adjusted to reflect this spin off.

PREFERRED STOCK

The Company authorized the board of directors, without stockholder approval, to issue up to 1,000,000 shares of preferred stock, par value $.005 per share, to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. As of March 2000, no shares of preferred stock were outstanding.

NOTE 10 - COMMITMENTS

OPERATING LEASE

The Company leases office and production space in Fort Lauderdale, Florida, pursuant to an operating lease. The lease generally provides for fixed monthly rental payments of approximately $12,000 through October 2007, subject to annual increases. For the years ended December 31, 1999 and 1998, rent expense amounted to $154,718 and $59,073, respectively.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                 For the Years Ended December 31, 1999 and 1998

At December 31, 1999, the future minimum annual rental payments under the non-cancelable operating lease is as follows:

                           YEAR

                           2000                                    $     111,164
                           2001                                          116,728
                           2002                                          122,562
                           2003                                          128,694
                           2004                                          135,122
                           Thereafter                                    420,128
                                                                   -------------
                                                                   $   1,034,398
                                                                   =============
EMPLOYMENT AGREEMENTS

In January 1996, EmailthatPays entered into a five (5) year employment agreement with its President for an annual base salary of $120,000 for 1998, 1999 and 2000, plus normal benefits, plus 2.5% of gross receipts actually collected by the Company specifically pertaining to merchandising of its intellectual properties. The Company has agreed to adopt this employment agreement through termination.

EMPLOYMENT AGREEMENTS

In August 1997, EmailthatPays entered into a three- (3) year employment agreement with an employee for an annual base salary of $30,000 for fiscal 1998, $36,000 for fiscal 1999, and $42,000 through July 2000. The agreement entitles the employee to an annual bonus based on performance as determined by the Board of Directors. The Company has agreed to adopt this employment agreement through termination.